U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

PARKERVISION, INC
(Exact Name of Registrant as Specified in Its Charter)

Florida	59-2971472
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4446-1A Hendricks Avenue, Suite 354, Jacksonville, Florida	32207
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: ________________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:
Rights to purchase Series E Preferred Stock
(Title of Class)

Item 1.
Description of Registrant’s Securities to be Registered.

The information required by this item is contained in the Current Reports on Form 8-K filed by ParkerVision, Inc. on November 23, 2020, November 20, 2015 and November 22, 2005, in each case under the heading “Item 3.03. Material Modification to Rights of Security Holders.” Such information is incorporated herein by reference.

Item 2.
Index to Exhibits.

Exhibit No.	Description
4.1
Shareholder Protection Rights Agreement dated November 21, 2005, between ParkerVision, Inc. and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference from Exhibit 4.01 to Current Report on Form 8-K, filed by ParkerVision, Inc. on November 22, 2005)

4.2
Certificate of Designations of the Preferences, Limitations and Relative Rights of Series E Preferred Stock (incorporated by reference from Exhibit 4.02 to Current Report on Form 8-K, filed by ParkerVision, Inc. on November 22, 2005).

4.3
First Amendment to Shareholder Protection Rights Agreement dated November 20, 2015, between ParkerVision, Inc. and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference from Exhibit 4.1 to Current Report on Form 8-K, filed by ParkerVision, Inc. on November 20, 2015).

4.4
Second Amendment to Shareholder Protection Rights Agreement dated November 20, 2020, between ParkerVision, Inc. and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference from Exhibit 4.1 to Current Report on Form 8-K, filed by ParkerVision, Inc. on November 23, 2020).

4.5
Form of rights Certificate to be issued under Shareholder Protection Rights Agreement dated November 21, 2005, as amended on November 20, 2015 and November 20, 2020 (incorporated by reference from Exhibit 4.2 to Current Report on Form 8-K, filed by ParkerVision, Inc. on November 23, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PARKERVISION, INC.

Date: November 23, 2020	By: /s/ Cynthia Poehlman Cynthia Poehlman, Chief Financial Officer